UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2013

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

001-34507

(Commission File Number)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment to the Current Report on Form 8-K of Vitamin Shoppe, Inc., (the “Company”) filed on March 21, 2013 (the “Original Report”), corrects a typographical error in the title of Louis Weiss under Item 8.01. The Original Report stated “Chief Merchandising Officer” but is corrected to state “Chief Marketing Officer.” This Current Report on Form 8-K/A is being filed to make this correction. Other than correcting this typographical error, all other information included in the Original Report is unchanged. For convenience, we have included in this filing, the Original Report, as amended.

Item 8.01	Other Events.

On March 14, 2013, Louis Weiss, Chief Marketing Officer and Vitamin Shoppe, Inc., a DE corporation (the “Company”), entered into a written stock selling plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”).

The 10b5-1 Plan allows for the sale of a maximum of 2,819 shares of the Company’s common stock. The 10b5-1 Plan allows for sales of specified share amounts at specified prices, subject to specified limitations and minimum price thresholds. Sales pursuant to the 10b5-1 Plan are expected to begin as early as April 6, 2013. The 10b5-1 Plan will terminate on the earlier of (i) the date on which all shares of the Company’s common stock subject to the 10b5-1 Plan are sold in accordance with the plan, (ii) the date that Mr. Weiss provides written notice to the broker of termination of the plan or (iii) otherwise in accordance with the termination provisions specified in the plan.

The Company acknowledged that Mr. Weiss entered into the 10b5-1 Plan to sell a sufficient number of shares to cover his withholding tax obligations and related brokerage commissions and fees to be incurred at such time as the restrictions on previously awarded grants of restricted stock units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe, Inc.

Date: March 22, 2013	By:	/s/ Jean W. Frydman
		Name:	Jean W. Frydman
		Title:	Vice President, General Counsel & Corporate Secretary